UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Amendment No.:  2

Name of Issuer:  WSFS Financial Corporation

Title of Class of Securities: Common Stock

CUSIP Number:  929328102


  (Date of Event Which Requires Filing of this Statement)

                     February 5, 2002

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ / Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Number: 38388F108

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Peninsula Partners, L.P.


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.

3.  SEC Use Only


4.  Citizenship or Place of Organization

          Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          0

6.  Shared Voting Power:

          916,000

7.  Sole Dispositive Power:

          0

8.  Shared Dispositive Power:

          916,000

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

          916,000

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares

11. Percent of Class Represented by Amount in Row (9)

          10.01%

12. Type of Reporting Person

          PN

CUSIP Number: 38388F108

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Peninsula Capital Advisors, LLC


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.

3.  SEC Use Only


4.  Citizenship or Place of Organization

          Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          0

6.  Shared Voting Power:

          916,000

7.  Sole Dispositive Power:

          0

8.  Shared Dispositive Power:

          916,000

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

          916,000

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares

11. Percent of Class Represented by Amount in Row (9)

          10.01%

12. Type of Reporting Person

          OO

CUSIP Number: 38388F108

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          R. Ted Weschler


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.

3.  SEC Use Only


4.  Citizenship or Place of Organization

          USA

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

          13,311

6.  Shared Voting Power:

          929,311

7.  Sole Dispositive Power:

          13,311

8.  Shared Dispositive Power:

          929,311

9.  Aggregate Amount Beneficially Owned by Each Reporting Person

          929,311

10. Check Box if the Aggregate Amount in Row (9) Excludes Certain
    Shares

11. Percent of Class Represented by Amount in Row (9)

          10.16%

12. Type of Reporting Person

          IN

Item 1(a) Name of Issuer:  WSFS Financial Corporation

      (b) Address of Issuer's Principal Executive Offices:

          838 Market Street
          Wilmington, DE 19899

Item 2(a) - (c).  Name, Principal Business Address, and
Citizenship of Persons Filing:

          Peninsula Partners, L.P.
          Peninsula Capital Advisors, LLC
          R. Ted Weschler
          404 B East Main Street
          Charlottesville, VA 22902

          Peninsula Partners, L.P. - Delaware limited partnership

          Peninsula Capital Advisors, LLC - Delaware limited liability company

          R. Ted Weschler - USA

    (d)   Title of Class of Securities:  Common Stock

    (e)   CUSIP Number:  929328102

Item 3. If this statement is filed pursuant to Rule 13d-1(b)(1) or 13d-2(b) or (c) check whether the person filing is:

    (a) / / Broker or dealer registered under Section 15 of the Act,

    (b)  / / Bank as defined in Section 3(a)(6) of the Act,

    (c)  / / Insurance Company as defined in
             Section 3(a)(19) of the Act,

    (d) / / Investment Company registered under Section 8 of the Investment Company Act,

    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
             Retirement Income Security Act of 1974 or
             Endowment Fund,

    (g)  / / Parent Holding Company, in accordance with Rule
             13d-1(b)(ii)(G),

    (h) / / Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

    (i) / / Church plan excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

    (j)  / / Group, in accordance with Rule 13d-
             1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

Item 4.  Ownership.

         (a) Amount Beneficially Owned: Peninsula Partners, L.P.,
             Peninsula Capital Advisors, LLC and R. Ted Weschler
             - 916,000 shares

             Amount Beneficially Owned:  R. Ted Weschler:
             929,311

         (b) Percent of Class: Peninsula Partners, L.P. and
             Peninsula Capital Advisors, LLC - 10.01%

             Percent of Class:  R. Ted Weschler:  10.16%

         (c) Peninsula Partners, L.P., Peninsula Capital and Advisors, LLC: 916,000 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 916,000 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

             R. Ted Weschler: 929,311 shares with shared power to vote or to direct the vote; 13,311 shares with sole power to vote or to direc the vote; 929,311 shares with shared power to dispose or to direct the disposition of; 13,311 shares with the sole power to dispose or to direct the disposition of

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following / /.

Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.

         N/A

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported by the Parent
         Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the
         Group.

         N/A

Item 9.  Notice of Dissolution of the Group.

         N/A

Item 10.

    Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         PENINSULA PARTNERS, L.P.

                         By: Peninsula Capital Appreciation, LLC
                             General Partner

                         By: /s/ R. Ted Weschler
                             ______________________
                             R. Ted Weschler
                             Managing Member


                         PENINSULA CAPITAL ADVISORS, LLC

                         By: /s/ R. Ted Weschler
                             ______________________
                             R. Ted Weschler
                             Managing Member


February 14, 2002            /s/ R. Ted Weschler
_________________            ______________________
                             R. Ted Weschler

















                               11
03038001.AC4

                                                        Exhibit A





                         AGREEMENT

         The undersigned agree that this Schedule 13G dated

February 14, 2002 relating to the Common Stock of WSFS

Financial Corporation shall be filed on behalf of the

undersigned.


                        PENINSULA PARTNERS, L.P.

                        By: Peninsula Capital Appreciation, LLC
                            General Partner

                        By: /s/ R. Ted Weschler
                            ______________________
                            R. Ted Weschler
                            Managing Member


                        PENINSULA CAPITAL ADVISORS, LLC

                        By: /s/ R. Ted Weschler
                            ______________________
                            R. Ted Weschler
                            Managing Member


                            /s/ R. Ted Weschler
                            ______________________
                            R. Ted Weschler














03038001.AC4